Exhibit 99.1

Rockwell Medical Announces Fourth Quarter and Full-Year 2024
Financial and Operational Results

•	Achieves profitability on an adjusted EBITDA basis for the full-year 2024, the first time in the Company's history.

•	Reports record gross profit for the third year in a row, generating $17.5 million in 2024, a 101% increase over 2023.

•	Reports record net sales for the third year in a row, generating $101.5 million in 2024, a 21% increase over 2023. Net sales for the fourth quarter of 2024 were $24.7 million, a 12% increase over the same period in 2023.

Wixom, Michigan, March 20, 2025 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial and operational results for the three months and twelve months ended December 31, 2024.

"In 2024, we were successful in accomplishing our objectives to achieve profitability for the full-year on an adjusted EBITDA basis, generate over $100 million in net sales, and increase our gross margin," said Mark Strobeck, Ph.D., Rockwell Medical’s President and CEO. "While we expect 2025 to be a year of transition as we navigate changes within our customer base, we remain focused on sustained profitability for the full-year 2025 on an adjusted EBITDA basis. We plan to continue to identify additional business development opportunities to support our strategic objectives, diversify our product portfolio, and further optimize our business through manufacturing improvements."

FOURTH QUARTER AND FULL-YEAR 2024 FINANCIAL HIGHLIGHTS

Net Sales

•	Net sales for the three months ended December 31, 2024 were $24.7 million, representing a 12% increase over net sales of $22.1 million for the same period in 2023. Net sales for both periods consisted solely of concentrates product sales.

•	Net sales for the twelve months ended December 31, 2024 were $101.5 million, representing a 21% increase over $83.6 million for the same period in 2023. Net product sales for the twelve months ended December 31, 2024 were $101.4 million, representing a 27% increase over net product sales of $79.8 million for the same period in 2023. The increase was primarily due to customers added through the Evoqua asset acquisition, a special large order of premium-priced product from our largest customer, as well as additional sales and price increases to existing customers. Net sales of non-product revenue were not material in 2024 compared to $3.8 million in 2023, which was the result of deferred license revenue recognition related to the terminations of the Wanbang agreement and Baxter distribution agreement.

Gross Profit

•	Gross profit for the three months ended December 31, 2024 was $3.6 million, representing a 27% increase over $2.9 million for the same period in 2023.

•	Gross profit for the twelve months ended December 31, 2024 was $17.5 million, representing a 101% increase over $8.7 million for the same period in 2023.

Gross Margin

•	Gross margin for the three months ended December 31, 2024 was 15%, representing an increase from 13% for the same period in 2023.

•	Gross margin for the twelve months ended December 31, 2024 was 17%, representing an improvement over 10% gross margin for the same period in 2023.

Net Loss

•	Net loss for the three months ended December 31, 2024 was $0.8 million, representing a 50% improvement over a net loss of $1.5 million for the same period in 2023.

•	Net loss for the twelve months ended December 31, 2024 was $0.5 million, representing a 94% improvement over net loss of $8.4 million for the same period in 2023.

Adjusted EBITDA

•	Adjusted EBITDA for the three months ended December 31, 2024 was $1.4 million, representing a 156% improvement over $0.5 million for the same period in 2023.

•	Adjusted EBITDA for the twelve months ended December 31, 2024 was $5.2 million, representing a 232% improvement over ($3.9) million for the same period in 2023.

Cash and Cash Equivalents

•	Cash and cash equivalents and investments available-for-sale at December 31, 2024 increased to $21.6 million compared to cash and cash equivalents and investments available-for-sale of $18.3 million at September 30, 2024.

	Three Months Ended December 31,
(In Millions, Except Per Share Amounts)	2024	2023
Net Sales	$24.7	$22.1

Gross Profit	3.6	2.9

Net Loss	(0.8)	(1.5)

Adjusted EBITDA*	1.4	0.5

Basic and Diluted Net Loss per Share **	$(0.02)	$(0.05)

Adjusted EPS *	$0.04	$0.02

(In Millions, Except Per Share Amounts)	2024	2023	2022
Net Sales	$101.5	$83.6	$72.8

Gross Profit	17.5	8.7	4.1

Net Income (Loss)	(0.5)	(8.4)	(18.7)

Adjusted EBITDA*	5.2	(3.9)	(13.8)

Basic and Diluted Net Loss per Share **	$(0.03)	$(0.37)	$(1.31)

Adjusted EPS *	$0.17	$(0.17)	$(0.97)

  * See reconciliation to GAAP financial measures in the tables below.

** See Note 3 for more details related to Basic and Diluted Weighted Average Shares Outstanding in our 2024 Form 10-K.

FOURTH QUARTER AND FULL-YEAR 2024 OPERATING HIGHLIGHTS

Throughout 2024, Rockwell Medical continued to upgrade its manufacturing equipment to streamline production and improve margins, renegotiated contracts with key suppliers, and negotiated new contracts with new customers.

•	In December 2024, Rockwell Medical entered into a product purchase agreement with the world's leading provider of dialysis products and services. The agreement will remain in effect for three years with the option to renew for two additional one-year periods and is expected to generate upwards of $10 million in net sales for the Company in the first year with incremental price increases each subsequent year.

•	In September 2024, Rockwell Medical entered into a distribution agreement with Nephro Group Dialysis Centers ("Nephro Group"), the largest dialysis provider in the Philippines. Under the terms of the agreement, Rockwell Medical will be the exclusive supplier of all dry hemodialysis concentrates products to Nephro Group.

•	In September 2024, Rockwell Medical announced a product purchase agreement with a leading at-home and acute care dialysis manufacturer in the United States. Under the terms of the agreement, Rockwell Medical will supply this customer with the Company's liquid acid and liquid bicarbonate, both of which will be packaged in either the Company's four-per-case packaging for larger dialysis settings or the Company's two-per-case convenience pack for smaller acute care and at-home care settings.

•	In August 2024, Rockwell Medical entered into a multi-million dollar distribution agreement with Nipro Medical Corporation. Under the terms of the agreement, Rockwell Medical is continuing to supply Nipro with the Company's liquid and dry acid and bicarbonate hemodialysis concentrates, as well as its dry acid concentrates mixer, for which Nipro has the right to distribute the Company's products globally, excluding the United States. The agreement remains in effect for two years with the option to extend the agreement for an additional one-year period and includes product purchasing minimums of $5.0 million for the first year and incremental increases each subsequent year.

•	In April 2024, Rockwell Medical entered into new and expanded distribution agreements with BioNuclear and Atlantic Medical International ("AMI"), respectively. BioNuclear specializes in the marketing of reagents, equipment and furniture for clinical laboratories, medical equipment and devices, vaccines for human consumption and supplies for hemodialysis and peritoneal dialysis. AMI is Bermuda's leading supplier of medical products and equipment for the acute and continuing care markets.

•	In April 2024, Rockwell Medical entered into a product purchase agreement with one of the largest health systems in the Mountain West region of the United States. Under the terms of the agreement, Rockwell Medical is supplying this health system with the Company's liquid and dry acid and bicarbonate hemodialysis concentrates, cleaning agents, hemodialysis concentrates mixers and any additional products offered by Rockwell Medical.

•	In January 2024, Rockwell Medical amended and restated its loan and security agreement (the "Amendment") with Innovatus Life Sciences Lending Fund I, LP. Under the terms of the Amendment, Rockwell Medical reduced the interest rate on, and extended the loan maturity date for, the term loans from March 2025 to January 2029. The Amendment provided an option for the Company to make interest-only payments for 30 months, or up to 36 months, subject to certain conditions. The Company satisfied those conditions and will now make interest-only payments for the full 36 months.

2025 OUTLOOK

Growing Base Business

•	Rockwell Medical continues to focus on achieving sustained profitability and growing its hemodialysis concentrates base business by adding new customers. The Company plans to target additional customers that represent an estimated 14.5 million gallons of potential available business within the Company's distribution footprint. Rockwell Medical also continues to direct its efforts toward further expanding its customer base in the western portion of the United States. Rockwell Medical believes that its products, distribution capabilities, and customer service remain key differentiators for customers chosing Rockwell as its primary hemodialysis concentrates supplier. Rockwell Medical is the largest suppier of liquid bicarbonate concentrates, and the second largest supplier of acid and dry bicarbonate concentrates, for dialysis patients in the United States.

Bicarbonate Cartridge

•	In February 2025, Rockwell Medical added a single-use bicarbonate cartridge to its hemodialysis concentrates product portfolio. The Company believes that single-use bicarbonate disposables represent an approximate $100 million market opportunity, one of the fastest growing segments within the hemodialysis concentrates market. This presents an exciting opportunity for the Company to diversify its product offerings and address a rapidly growing segment in the hemodialysis space. In addition, Rockwell Medical continues to identify and evaluate other product opportunites to launch in 2025 that will further enhance its renal product portfolio.

Largest Customer Update

•	Rockwell Medical's largest customer (the "Customer") has begun transitioning its volume away from the Company and has indicated that it will completely transition to another supplier by mid-2025. Management believes that this will result in the loss of approximately $34 million in revenue compared to 2024. As a result, the Company is implementing expense reductions to address this decline. Rockwell Medical is still in discussions with the Customer about terms of a potential contract extension and/or future volume commitments to Rockwell. While there can be no assurance that these discussions will yield a successful outcome for Rockwell, the Company is continuing to work closely with the Customer to support its clinics and its patients.

Guidance

Rockwell projects its 2025 annual guidance as follows:

2025 Annual Guidance
Net Sales	$65.0 million to $70.0 million
Gross Margin	16% to 18%
Adjusted EBITDA	($0.5) million to $0.5 million

CONFERENCE CALL AND WEBCAST DETAILS

Date: Thursday, March 20, 2025

Time: 8:00am ET

Live Number: (888) 660-6347 // (International) 1 (929) 201-6594

Conference Call ID: 4944610

Webcast and Replay: www.RockwellMed.com/Results

Speakers:

•	Mark Strobeck, Ph.D. — President and Chief Executive Officer; and
•	Jesse Neri — SVP, Chief Financial Officer
•	Tim Chole — SVP, Chief Commercial Officer

Format: Discussion of fourth quarter and full-year 2024 financial and operational results followed by Q&A.

NON-GAAP FINANCIAL MEASURES

To supplement Rockwell Medical’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, a non-GAAP financial measure that is defined as net income (loss) before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to one-time severance costs, deferred revenue and inventory reserve amounts, if applicable for the periods presented. The Company has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Adjusted EBITDA is a key measure used by Rockwell Medical to understand and evaluate operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operating plans. The Company provides Adjusted EBITDA because it believes the metric is helpful in highlighting trends in its operating results because it excludes items that are not indicative of Rockwell Medical’s core operating performance. In particular, the Company believes that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of Rockwell Medical’s business.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and other GAAP results. Adjusted EBITDA is our best proxy for cash burn.

About Rockwell Medical

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell Medical is focused on innovative, long-term growth strategies that enhance its products, processes, and people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is typically performed at freestanding outpatient dialysis centers, hospital-based outpatient centers, skilled nursing facilities, or in a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Certified as a Great Place to Work® in 2023 and 2024, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.rockwellmed.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “guidance,” “goal” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. These statements include (without limitation) statements regarding: Rockwell Medical targeting an additional estimated 14.5 million gallons of potential available business within the Company's distribution footprint; Rockwell Medical’s products, distribution capabilities, and customer service remaining key differentiators for customers chosing Rockwell Medical as its primary hemodialysis concentrates supplier; Rockwell Medical achieving profitability on an adjusted EBITDA basis for the full-year 2025; Rockwell Medical continuing to identify additional business development opportunities to further support our strategic objectives and diversify our customer base; Rockwell Medical continuing the optimization of our business through manufacturing improvements; expected net sales from certain customer contracts; estimated market opportunity size; and guidance for net sales, gross profit, gross margin and adjusted EBITDA. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:

Heather R. Hunter

SVP, Chief Corporate Affairs Officer

(248) 432-1362

IR@rockwellmed.com

Financial Tables Follow

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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	December 31,	December 31,
	2024	2023
Cash, Cash Equivalents & Investments available-for-sale	$21,602	$10,935
Total Assets	$59,208	$52,173
Total Liabilities	$26,622	$30,882
Total Stockholders’ Equity	$32,586	$21,291

Common Stock Outstanding	34,056,920	29,130,607
Common stock and common stock equivalents*	41,903,896	35,876,028

Common stock	34,056,920	29,130,607
Preferred stock converted	1,391,045	1,363,636
Options to purchase common stock	1,886,247	1,328,621
Restricted stock awards	891	891
Restricted stock units	584,309	258,885
Common stock warrants	3,984,484	3,793,388
Total common stock and common stock equivalents	41,903,896	35,876,028

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
Net Sales	$24,665	$22,093	$101,489	$83,612
Cost of Sales	21,034	19,223	84,005	74,908
Gross Profit	3,631	2,870	17,484	8,704
Research and Product Development	1	168	19	1,107
Selling and Marketing	843	541	2,749	2,125
General and Administrative	3,305	2,708	14,108	12,142
Operating Income (Loss)	(518)	(547)	608	(6,670)

Other (Expense) Income
Realized Gain on Investments	23	101	74	321
Interest Expense	(289)	(1,108)	(1,254)	(2,301)
Interest Income	29	42	92	211
Total Other Expense	(237)	(965)	(1,088)	(1,769)

Net Income (Loss)	$(755)	$(1,512)	$(480)	$(8,439)

Basic Net Income (Loss) per Share	$(0.02)	$(0.05)	$(0.03)	$(0.37)
Basic Weighted Average Shares Outstanding	32,878,110	28,652,164	31,058,539	23,322,915

Reconciliation to GAAP Financial Measures

(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net Income (Loss)	$(755)	$(1,512)	$(480)	$(8,439)
Income taxes	-	-	-	-
Interest expense	289	1,108	1,254	2,301
Depreciation and amortization	541	554	2,174	1,445
EBITDA	75	150	2,948	(4,693)

Severance costs	15	165	24	942
Stock-based compensation	383	215	1,292	933
Minnesota transition costs	886	-	886	-
Wanbang deferred revenue	-	-	-	(2,197)
Wanbang inventory reserve	-	-	-	1,098
Adjusted EBITDA	$1,358	$530	$5,150	$(3,917)
Adjusted EPS	$0.04	$0.02	$0.17	$(0.17)
Basic Weighted Average Shares Outstanding	32,878,110	28,652,164	31,058,539	23,322,915